Exhibit 10.4

EXECUTION COPY

MEDALLION LOAN SALE AND CONTRIBUTION AGREEMENT

Dated as of December 19, 2006

between

MEDALLION FUNDING CORP.,

as Transferor,

and

TAXI MEDALLION LOAN TRUST II,

as Transferee

TABLE OF CONTENTS

Section		Page
ARTICLE I.

DEFINITIONS

SECTION 1.01.	Certain Defined Terms	1

SECTION 1.02.	Other Terms	7

SECTION 1.03.	Computation of Time Periods	7

ARTICLE II.

AMOUNTS AND TERMS OF PURCHASES

SECTION 2.01.	Purchase Facility	7

SECTION 2.02.	Purchases from the Transferor.	8

SECTION 2.03.	No Obligations or Taxes	9

SECTION 2.04.	Collections.	9

ARTICLE III.

CONDITIONS OF PURCHASES

SECTION 3.01.	Conditions Precedent to Initial Purchase	10

SECTION 3.02.	Conditions Precedent to All Purchases	11

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.	Representations and Warranties of the Transferor	12

ARTICLE V.

GENERAL COVENANTS OF THE TRANSFEROR

SECTION 5.01.	Affirmative Covenants of the Transferor	16

SECTION 5.02.	Reporting Requirements of the Transferor	18

SECTION 5.03.	Negative Covenants of the Transferor	19

i

ARTICLE VI.

ADMINISTRATION AND COLLECTION

SECTION 6.01.	Designation of the Servicer	20

SECTION 6.02.	Rights of the Transferee	20

SECTION 6.03.	Responsibilities of the Transferor	21

SECTION 6.04.	Maintenance of Perfection	21

ARTICLE VII.

TERMINATION EVENTS

SECTION 7.01.	Termination Events	22
ARTICLE VIII.

INDEMNIFICATION
SECTION 8.01.	Indemnities by the Transferor	23

SECTION 8.02.	Retransfer of Medallion Loans	25

ARTICLE IX.

MISCELLANEOUS

SECTION 9.01.	Amendments and Waivers	26

SECTION 9.02.	Notices, Etc	26

SECTION 9.03.	No Waiver; Remedies	27

SECTION 9.04.	Binding Effect; Assignability; Survival.	27

SECTION 9.05.	Severability of Provisions	28

SECTION 9.06.	Costs, Expenses and Taxes	28

SECTION 9.07.	Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.	28

SECTION 9.08.	No Proceedings	29

SECTION 9.09.	Further Assurances	29

SECTION 9.10.	Counterparts	30

SECTION 9.11.	Merger and Integration	30

SECTION 9.12.	Headings	30

EXHIBITS

EXHIBIT A	Transfer Agreement

EXHIBIT B	Locations Where Records Are Kept; Location of Chief Executive Office

EXHIBIT C	Form of Purchase Notice

EXHIBIT D	Eligible Medallion Loan Criteria

MEDALLION LOAN SALE AND CONTRIBUTION AGREEMENT

Dated as of December 19, 2006

MEDALLION FUNDING CORP., a New York corporation (the “Transferor”), and TAXI MEDALLION TRUST II, a Delaware statutory trust (the “Transferee”), agree as follows:

PRELIMINARY STATEMENTS

(1) The Transferor originates Medallion Loans and, in addition, from time to time may purchase Medallion Loans and Related Assets from Medallion Financial, Freshstart, Medallion Capital and other Affiliates;

(2) The Transferee is a special-purpose entity that is 100% beneficially owned by the Transferor and has been established to purchase and otherwise acquire Medallion Loans and Related Assets;

(3) The Transferor wishes from time to time to offer to sell Medallion Loans and Related Assets to the Transferee;

(4) The Transferee desires to procure such Medallion Loans and Related Assets from the Transferor; and

(5) The Transferee intends to finance the cost of purchasing Medallion Loans and Related Assets from the Transferor through borrowings under a Loan and Security Agreement dated as of December 19, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Security Agreement”), by and among the Transferee, the Lenders from time to time party thereto (collectively, the “Lenders”), the Managing Agents from time to time party thereto and Citicorp North America, Inc., as Administrative Agent (the “Administrative Agent”);

NOW, THEREFORE, the parties agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise defined in this Agreement, terms defined in the Loan and Security Agreement are used herein as therein defined.

“Administrative Agent” shall have the meaning set forth in the Preliminary Statements.

“Affiliate” shall mean, with reference to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with reference to any specified Person shall mean the power to direct the management and policies of such specified Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliated Loan Sale Agreement” and “Affiliated Loan Sale Agreements” shall have the meaning set forth in Section 5.01(i).

“Agreement” shall mean this Medallion Loan Sale and Contribution Agreement, including any schedules or exhibits attached hereto, as the same may be amended or restated from time to time pursuant to the terms of this Agreement.

“Business Day” shall mean any day other than a Saturday or Sunday or any other day on which national banking associations or state banking institutions in New York, New York, are authorized or obligated by law, executive order or governmental decree to be closed.

“Capital Medallion Loans” shall mean Medallion Loans and Related Assets conveyed by Medallion Capital to the Transferor through the Medallion Capital Loan Sale Agreement.

“Closing Date” shall mean December 19, 2006

“Collection Account” shall mean a segregated account created and maintained under the Loan and Security Agreement, governed by the Collection Account Control Agreement, into which Collections of Medallion Loans or Related Assets are remitted.

“Collection Date” shall mean the date on which (i) all Medallion Loans have been repaid in full, together with interest thereon and other amounts owing in respect thereof and (ii) all other amounts owing to the Transferee hereunder shall have been paid in full.

“Collections” shall mean all payments by or on behalf of the Obligors in respect of Medallion Loans or Related Assets, including payments that are received or deemed to have been received from an Obligor in connection with any refinancing of or modification to any Medallion Loan, in the form of cash, checks, wire transfers, electronic transfers or any other form of cash payment.

“Custodial Agreement” shall mean the Custodial Agreement, dated as of the date hereof, among the Transferee, the Custodian, the Servicer and the Administrative Agent, as the same shall be modified and supplemented and in effect from time to time.

“Custodian” shall mean Wells Fargo Bank, National Association and its successors and permitted assigns, as custodian under the Custodial Agreement.

“Debt” of any Person shall mean (i) indebtedness of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations of such Person to pay the deferred purchase price of property or services, (iv) obligations of such Person as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (v) obligations of such Person in connection with any letter of credit issued for the account of such Person, (vi) obligations of such Person under an interest rate or currency swap, cap or similar agreement, (vii) obligations secured by any lien or other charge upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, and (viii) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii).

“Eligible Medallion Loan” shall mean a Medallion Loan that satisfies all of the criteria set forth on Exhibit D to this Agreement.

“Financial Medallion Loans” shall mean Medallion Loans and Related Assets conveyed by Medallion Financial to the Transferor through the Medallion Financial Loan Sale Agreement.

“Freshstart” shall mean Freshstart Venture Capital Corp., a New York corporation.

“Freshstart Loan Sale Agreement” shall mean the Freshstart Loan Sale Agreement dated as of the date hereof between Freshstart and the Transferor, as amended and supplemented from time to time, governing the terms and conditions upon which the Transferor shall acquire from Freshstart certain Medallion Loans and Related Assets.

“Freshstart Medallion Loans” shall mean Medallion Loans and Related Assets conveyed by Freshstart to the Transferor through the Freshstart Loan Sale Agreement.

“Governmental Authority” shall mean any country or nation, any political subdivision of such country or nation and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government of any country or nation or political subdivision thereof.

“Ineligible Medallion Loan” shall have the meaning set forth in Section 8.02(a) of this Agreement.

“Insolvency Event” shall mean with respect to a specified Person, (i) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, administrator, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding up or liquidation of such Person’s affairs, (ii) the commencement against such Person of an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or selling appointment of a receiver, liquidator, assignee, custodian, administrator, sequestrator or similar official for such Person or for any substantial portion of its property, or ordering the winding up or liquidation of such Person’s affairs, which case shall remain undismissed for a period of thirty (30) days or more, or (iii) the commencement by such Person of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, administrator, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due or the admission by such Person in writing (of which a Responsible Officer of the Custodian shall have written notice) of its inability to pay its debts generally, or the adoption by the board of directors of such Person of a resolution (of which a Responsible Officer of the Custodian shall have written notice) which authorizes action by such Person in furtherance of any of the foregoing.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), preference, participation interest, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing.

“Loan and Security Agreement” shall have the meaning set forth in the Preliminary Statements.

“Loan Documents” shall mean, with respect to any Medallion Loan, the related Obligor Note and any related loan agreement, security agreement, mortgage, assignment of indemnity, financing statements and other documents, instruments, certificates or assignments (including amendments or modifications thereof) executed by the Obligor thereof or by another Person on the Obligor’s behalf in respect of such Medallion Loan and related Obligor Note, including, without limitation, general or limited guaranties.

“Medallion” shall mean a medallion or other license (i) that was issued by a municipality in New York, New York, Chicago, Illinois, Boston, Massachusetts, Cambridge, Massachusetts, Newark, New Jersey, Philadelphia, Pennsylvania or another location which the Administrative Agent has approved in writing, (ii) that gives its owner the right to operate a taxicab in such municipality, (iii) that is perpetually renewable by the issuing municipality and (iv) that is readily transferable to another person in the secondary market, subject to applicable rules and regulations.

“Medallion Capital” shall mean Medallion Capital, Inc., a Minnesota corporation.

“Medallion Capital Loan Sale Agreement” shall mean the Medallion Capital Loan Sale Agreement dated as of the date hereof between the Transferor and Medallion Capital, as amended and supplemented from time to time, governing the terms and conditions upon which the Transferor shall acquire from Medallion Capital certain Medallion Loans and Related Assets.

“Medallion Financial” shall mean Medallion Financial Corp., a Delaware corporation.

“Medallion Financial Loan Sale Agreement” shall mean the Medallion Financial Loan Sale Agreement dated as of the date hereof between the Transferor and Medallion Financial, as amended and supplemented from time to time, governing the terms and conditions upon which the Transferor shall acquire from Medallion Financial certain Medallion Loans and Related Assets.

“Medallion Loan” shall mean a loan purported to be sold or contributed hereunder to the Transferee that is a loan secured by a collateral assignment of a Medallion and evidenced by an Obligor Note, arising from the extension of credit to an Obligor by an Originator in the ordinary course of its business and appearing on a Medallion Loan Schedule at any time hereafter submitted to and accepted by the Transferee in connection with a conveyance pursuant to Section 2.02, and shall include, without limitation, all monies due or owing and all Collections and other amounts received from time to time with respect to such loan and all proceeds (including, without limitation, “proceeds” as defined in the UCC of the jurisdiction the law of which governs the perfection of the interest on Medallion Loans) thereof; provided, however, that any Medallion Loan retransferred by the Transferor pursuant to Section 8.02 of this Agreement shall cease to be a Medallion Loan as of the date of such retransfer.

“Obligor” shall mean, with respect to any Medallion Loan, the Person or Persons obligated to make payments with respect to such Medallion Loan, including any co-signer or guarantor for a Person so obligated.

“Obligor Note” shall mean any promissory note evidencing the indebtedness of an Obligor under a Medallion Loan, together with any modifications thereto.

“Operative Documents” shall mean this Agreement, the Loan and Security Agreement, the Affiliated Loan Sale Agreements, the Servicing Agreement, the Custodial Agreement and the other agreements and instruments related to any of the foregoing.

“Opinion of Counsel” shall mean a written opinion of counsel, who, except as otherwise provided herein, may be counsel for, or an employee of, the Person providing the opinion and who shall be reasonably acceptable to the Transferee.

“Originator” shall mean an originator of Medallion Loans in its capacity as such.

“Outstanding Balance” of any Medallion Loan at any time shall mean the then outstanding principal balance thereof.

“Payment Date” shall mean the date on which the Loan and Security Agreement shall have terminated and all amounts owing to all parties providing financing, liquidity support, credit enhancement or other financial accommodations to the Transferee thereunder shall have been paid in full.

“Permitted Participation Interest” shall mean a participation interest in a Medallion Loan that is (i) subordinated to the rights of the Transferee therein, as the case may be, on terms acceptable to the Transferee and pursuant to an agreement in form and substance acceptable to the Transferee, in each case in its sole and absolute discretion, and (ii) in the case of a Person that is not an Affiliate of the Transferee, held by a holder that is acceptable to the Transferee in its sole and absolute discretion.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other entity of similar nature.

“Purchase” shall mean any purchase by the Transferee of Medallion Loans and Related Assets from the Transferor pursuant to Article II.

“Purchase Price” shall have the meaning set forth in Section 2.02(b).

“Records” shall mean all contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and Related Assets and rights), including, without limitation, all Loan Documents, maintained with respect to Medallion Loans and the related Obligors.

“Related Assets” shall mean with respect to any Medallion Loan: (i) if the Medallion Loan was transferred by Medallion Financial, Freshstart or Medallion Capital to the Transferor under the respective Affiliated Loan Sale Agreement, all of the Transferor’s rights, remedies, powers and privileges under any of the Affiliated Loan Sale Agreements; (ii) all security interests or liens and property subject thereto from time to time purporting to secure payment of such Medallion Loan, whether pursuant to the Obligor Note related to such Medallion Loan, any other Loan Document or otherwise, including, without limitation, the applicable Medallion; (iii) all UCC financing statements covering any collateral securing payment of such Medallion Loan; (iv) all guarantees, indemnities, warranties, insurance policies and proceeds and premium refunds thereof and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Medallion Loan whether pursuant to the Obligor Note related to such Medallion Loan or otherwise; (v) all Records and all other instruments and rights relating to such Medallion Loan; and (vi) if such Medallion Loan is subject to a Permitted Participation Interest, all rights, remedies, powers and privileges of the Transferor under the related participation agreement.

“Requirements of Law” shall mean any law, treaty, rule or regulation or final determination of an arbitrator or Governmental Authority and, when used with respect to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person.

“Servicer” shall mean the Transferor in its capacity as servicer under the Servicing Agreement, or such successor Servicer appointed pursuant to the terms of the Servicing Agreement.

“Subsidiary” shall mean, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

“Termination Date” shall mean the earlier of (i) the date of the declaration or automatic occurrence of the Termination Date pursuant to Section 7.01 and (ii) the date specified by the Transferor or the Transferee in a written notice to the other party given at least thirty (30) days prior to such specified date.

“Termination Event” shall have the meaning set forth in Section 7.01.

“Transfer Agreement” shall mean an agreement in the form of the agreement included herein as Exhibit A.

“Transfer Date” shall mean any day on which Medallion Loans are to be transferred from the Transferor to the Transferee hereunder, whether by sale or contribution of capital.

“Transferee” shall have the meaning set forth in the preamble hereto.

“Transferor” shall have the meaning set forth in the preamble hereto.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Weekly Settlement Date” shall mean the second Business Day of each calendar week.

SECTION 1.02. Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

SECTION 1.03. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

ARTICLE II.

AMOUNTS AND TERMS OF PURCHASES

SECTION 2.01. Purchase Facility.

(a) From time to time the Transferor may make available to the Transferee its inventory of Eligible Medallion Loans for the purpose of the Transferee’s considering whether it wishes to purchase any such loans. On the terms and conditions hereinafter set forth, the Transferee may in its sole discretion purchase Medallion Loans and Related Assets with respect thereto from the Transferor from time to time during the period from the date the conditions precedent to the initial Purchase in Section 3.01 are satisfied to the Termination Date. Nothing in this Agreement shall be deemed to be or construed as a commitment by the Transferee to purchase any Medallion Loans or Related Assets at any time.

(b) It is the intention of the parties hereto that each Purchase or contribution made hereunder shall constitute a sale or contribution of such assets, which transfer is absolute and irrevocable and provides the Transferee with the full benefits of ownership of the purchased Medallion Loans and Related Assets. Neither the Transferor nor the Transferee intends the transfers contemplated hereunder to be, or for any purpose to be characterized as, loans from the Transferee to the Transferor secured by such transferred assets.

(c) In the event that, notwithstanding the intent of the parties, any Medallion Loans are held to be the property of the Transferor, or if for any other reason this Agreement is held or deemed to create a security interest in such Medallion Loans, then this Agreement shall be deemed to be a security agreement, the conveyance provided for in Section 2.01(a) shall be deemed to be a grant by the Transferor to the Transferee of a security interest in all of the Transferor’s right, title and interest, whether now owned or hereafter acquired, in and to (i) all accounts, contract rights, general intangibles, chattel paper, instruments, documents, money, deposit accounts, certificates of deposit, goods, letters of credit, advices of credit and uncertificated securities consisting of, arising from or relating to (a) the Medallion Loans, (b) the Related Assets with respect to such Medallion Loans, including the Obligor Notes, related security agreements and all other Loan Documents, (c) all Collections with respect to such Medallion Loans, including all cash collections and other cash proceeds of Medallion Loans, as well as other proceeds of such Medallion Loans or (d) all monies from time to time on deposit in, and all securities, instruments and other investments purchased from time to time with monies on deposit in, any Lock-Box Account or the Collection Account (whether or not allocated to any sub-account thereof) and (ii) all cash and non-cash proceeds of any of the foregoing.

(d) In view of the intention of the parties hereto that the Purchases made hereunder shall constitute sales of such Medallion Loans rather than a loan secured by such Medallion Loans, the Transferor agrees to note on its financial statements that such Medallion Loans and Related Assets have been sold to the Transferee.

(e) In furtherance of each Purchase, the Transferor shall execute and deliver to the Transferee a fully executed Transfer Agreement in the form included herein as Exhibit A in which the Medallion Loans being transferred by the Transferor to the Transferee by such Purchase shall be identified.

SECTION 2.02. Purchases from the Transferor.

(a) The initial Purchase shall be made on the Closing Date, provided that a notice requesting such Purchase (such notice to be in substantially the form of Exhibit C hereto) is received by the Transferee on or before the date of such initial Purchase. Each subsequent Purchase shall be made on a Business Day following the receipt by the Transferee of a written notice from the Transferor (such notice to be in substantially the form of Exhibit C hereto), with a copy sent to the Administrative Agent, at least one (1) Business Day before such subsequent purchase date. The Transferee shall promptly, after the receipt of such notice, notify the Transferor whether the Transferee has determined to make such Purchase.

(b) The purchase price (the “Purchase Price”) for Medallion Loans (together with Related Assets) shall be the Outstanding Balance of such Medallion Loans on the Transfer

Date (after giving effect to the scheduled payments due (whether or not received) on such Medallion Loans on or before the Transfer Date) plus accrued interest to but not including the Transfer Date, except that the Transferor may treat a portion of the Medallion Loans as a contribution to the capital of the Transferee in accordance with Section 2.02(d). No offset of any kind by the Transferee with respect to any Purchase shall be permitted against the Purchase Price.

(c) The Transferee shall pay the Purchase Price for Medallion Loans (together with Related Assets) sold by the Transferor under this Agreement after the Closing Date on the Transfer Date on which such Medallion Loans are purchased, such payment to be made in cash, subject to Section 2.02(d). On the date of each Purchase, the Transferee shall, upon satisfaction of the applicable conditions set forth in Article III, make available to the Transferor the Purchase Price in same day funds.

(d) Notwithstanding any provision herein to the contrary, if the Transferor and the Transferee so elect, on any such Transfer Date the Transferor may designate in writing pursuant to the Form of Purchase Notice attached hereto as Exhibit C, all or a portion of the Medallion Loans (but not a portion of any individual Medallion Loan) proposed to be transferred to the Transferee on such Transfer Date as a capital contribution to the Transferee. In such an event, the Purchase Price payable with respect to such Purchase shall be reduced by the aggregate amount of the Purchase Price that would be attributable to the contributed Medallion Loans if such Medallion Loans were sold, rather than contributed, to the Transferee hereunder; provided, however, that Medallion Loans contributed to the Transferee as capital shall otherwise constitute Medallion Loans for purposes of this Agreement. The Transferor and the Transferee hereby agree to note any such capital contribution on their respective financial statements.

SECTION 2.03. No Obligations or Taxes. The Transferor represents and warrants that (i) there will be no obligations of the Transferor under any Medallion Loans conveyed to the Transferee hereunder after the Closing Date remaining to be performed (and the exercise by the Transferee of any of its rights thereunder or hereunder shall not relieve the Transferor of such obligations if they do exist) and (ii) there will not be payable any taxes, including, without limitation, sales, excise and personal property taxes, in connection with any Medallion Loans conveyed to the Transferee hereunder after the Closing Date, except for income and similar taxes in connection with any Medallion Loans payable by the Transferor for periods on and prior to the Closing Date and payable by the Transferee for periods after the Closing Date.

SECTION 2.04. Collections.

(a) Any Collections of Medallion Loans received (or deemed to have been received) by the Transferor after the applicable Transfer Date shall not be commingled with other funds and shall be remitted directly to the Transferee by depositing such Collections in the Collection Account within one (1) Business Day of the Transferor’s receipt thereof.

(b) If, after the Transfer Date with respect to a Medallion Loan, the Transferee receives any amounts in respect of a scheduled payment due on or before the Transfer Date of such Medallion Loan, the Transferee shall remit such amounts to the Transferor within one (1) Business Day of the Transferee’s receipt thereof.

ARTICLE III.

CONDITIONS OF PURCHASES

SECTION 3.01. Conditions Precedent to Initial Purchase. The initial Purchase hereunder is subject to the condition precedent that the Transferee shall have received on or before the date of such Purchase the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Transferee:

(a) a copy of the resolutions of the Board of Directors of the Transferor approving this Agreement and the other Operative Documents to be delivered by it hereunder and the transactions contemplated hereby, certified by its secretary or assistant secretary;

(b) (i) a certificate of the secretary or assistant secretary of the Transferor certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement and the other documents to be delivered by it hereunder (on which certificate the Transferee may conclusively rely until such time as the Transferee shall receive from the Transferor a revised certificate meeting the requirements of this subsection (b)), (ii) a copy of the certificate of incorporation of the Transferor and (iii) a copy of the Transferor’s by-laws;

(c) financing statements (Form UCC 1), in proper form for filing, naming Medallion Financial as the debtor/seller of the Financial Medallion Loans and Related Assets, the Transferor as secured party/buyer/assignor and the Transferee as assignee thereof, or other documents, as may be necessary or, in the opinion of the Transferee, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Transferor’s, and therefore, the Transferee’s, interests in the Financial Medallion Loans;

(d) financing statements (Form UCC 1), in proper form for filing, naming Freshstart as the debtor/seller of the Freshstart Medallion Loans and Related Assets, the Transferor as secured party/buyer/assignor and the Transferee as assignee thereof, or other documents, as may be necessary or, in the opinion of the Transferee, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Transferor’s, and therefore, the Transferee’s, interests in the Freshstart Medallion Loans;

(e) financing statements (Form UCC 1), in proper form for filing, naming Medallion Capital as the debtor/seller of the Capital Medallion Loans and Related Assets, the Transferor as secured party/buyer/assignor and the Transferee as assignee thereof, or other documents, as may be necessary or, in the opinion of the Transferee, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Transferor’s, and therefore, the Transferee’s, interests in the Capital Medallion Loans;

(f) financing statements (Form UCC 1), in proper form for filing, naming the Transferor as the debtor/seller of the Medallion Loans and Related Assets and the Transferee as secured party/buyer/assignor and the Administrative Agent as assignee thereof, or other documents, as may be necessary or, in the opinion of the Transferee, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Transferee’s interests in the Medallion Loans and Related Assets;

(g) receipt-stamped copies of proper financing statements (Form UCC 3), if any, necessary to release all security interests and other rights of any Person in any Medallion Loans and Related Assets previously granted by the Transferor, Medallion Financial, Freshstart or Medallion Capital;

(h) an opinion of Willkie Farr & Gallagher LLP, counsel to the Transferor, the Transferee, Medallion Financial, regarding the characterization of the Financial Medallion Loans sold by Medallion Financial to the Transferor pursuant to the Medallion Financial Loan Sale Agreement, the Freshstart Medallion Loans sold by Freshstart to The Transferor pursuant to the Freshstart Loan Sale Agreement, the Capital Medallion Loans sold by Medallion Capital to the Transferor pursuant to the Medallion Capital Loan Sale Agreement and the Medallion Loans sold or contributed by the Transferor to the Transferee hereunder as true sales or contributions of, and not loans secured by, the Financial Medallion Loans, the Freshstart Medallion Loans, the Capital Medallion Loans or the Medallion Loans, as applicable, and as to the substantive nonconsolidation of either the Transferor or Medallion Financial with the Transferee in a bankruptcy of the Transferor and/or the Transferee; and

(i) an opinion of Willkie Farr & Gallagher LLP, counsel to the Transferor, as to perfection, priority, certain corporate matters and such other matters as the Transferee may reasonably request.

SECTION 3.02. Conditions Precedent to All Purchases. Each Purchase (including the initial Purchase) from the Transferor by the Transferee shall be subject to the further conditions precedent that on the date of such Purchase, the following statements shall be true and the Transferor, by accepting the amount of such Purchase, shall be deemed to have certified that:

(a) the representations and warranties contained in Section 4.01 are correct on and as of such day as though made on and as of such date;

(b) no event has occurred and is continuing, or would result from such Purchase, which constitutes a Termination Event or would constitute a Termination Event but for the requirement that notice be given or time elapse or both;

(c) the Custodian shall have (i) received, in each case, with respect to each Medallion Loan that is not a Wet Loan, (a) each Obligor Note with respect to each Medallion Loan purchased by the Transferee, together with each other “instrument” (as defined in the UCC of the jurisdiction the law of which governs the perfection of the interest in such Medallion Loan created hereunder) evidencing such Medallion Loan, duly endorsed in blank, (b) executed originals of each of the other Loan Documents related to the Medallion Loan included in such Purchase and (c) all Records related to such Medallion Loan and (ii) delivered to the Transferee a “Trust Receipt” (as defined in the Custodial Agreement) for each Medallion Loan; and

(d) the Transferee shall have received, in each case, with respect to each Medallion Loan that is a Wet Loan, a “Wet Loan Schedule” (as defined in the Servicing Agreement) with respect to such Wet Loan.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Transferor. The Transferor represents and warrants as follows as of the Closing Date and the date of each Purchase:

(a) Eligibility. As of the date on which a Medallion Loan is sold hereunder, such Medallion Loan is an Eligible Medallion Loan.

(b) Existence; Qualification. The Transferor is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has full power and authority to own its properties and conduct its business as presently owned or conducted and to execute, deliver and perform its obligations under this Agreement and the other Operative Documents to which it is party. The Transferor is duly qualified to do business and is in good standing as a foreign corporation, and has obtained all necessary licenses and approvals, in each jurisdiction in which failure to so qualify or to obtain such licenses and approvals could have a material adverse effect on the Transferor’s ability to perform its obligations under the Operative Documents to which it is a party.

(c) Authority and Authorization; Enforceability; Approvals; Absence of Adverse Notice. The Transferor has the power, authority and legal right to make, deliver and perform this Agreement and each of the Operative Documents to which it is a party and all of the transactions contemplated hereby and thereby, and has taken all necessary action to authorize the execution, delivery and performance of each of the Operative Documents to which it is a party. This Agreement and each of the Operative Documents to which the Transferor is a party constitute the legal, valid and binding obligations of the Transferor, enforceable against the Transferor in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws of general application affecting creditors’ rights generally and by general principles of equity (whether such enforceability is considered in a proceeding in equity or at law). No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any Governmental Authority, bureau or agency (including, without limitation, any Taxi Commission) is required in connection with the execution, delivery or performance by the Transferor of any Operative Document to which it is a party, or the validity or enforceability of any Operative Document or Medallion Loans, other than such as have been met or obtained. The Transferor has not received any notice, nor does the Transferor have any knowledge or reason to believe, that any Taxi Commission or other Governmental Authority intends to seek the cancellation, termination or modification of any of its licenses or permits, or that valid grounds for such cancellation, termination or modification exist.

(d) No Breach. The execution, delivery and performance of this Agreement and all other agreements and instruments executed and delivered or to be executed and delivered pursuant hereto will not (i) create any Adverse Claim on Medallion Loans and Related Assets other than as contemplated in this Agreement or (ii) violate any provision of any existing law or regulation or any order or decree of any court, regulatory body or administrative agency or the certificate of incorporation or by-laws of the Transferor or any mortgage, indenture, contract or other agreement to which the Transferor is a party or by which the Transferor or any property or assets of the Transferor may be bound.

(e) Litigation. No litigation or administrative proceeding of or before any court, tribunal or governmental body is presently pending or, to the knowledge of the Transferor, threatened against the Transferor or any properties of the Transferor or with respect to this Agreement which, if adversely determined, could have a material effect on the business, assets or financial condition of the Transferor or which would draw into question the validity of this Agreement, any Operative Document to which the Transferor is a party or any of the other applicable documents forming part of the Medallion Loans and Related Assets.

(f) No Adverse Selection. In selecting the Medallion Loans to be sold pursuant to this Agreement, no selection procedures were employed which are intended to be, or have the effect of being, adverse to the interests of the Transferee.

(g) Bulk Transfer. The sale of Medallion Loans by the Transferor to the Transferee pursuant to this Agreement is in the ordinary course of business for the Transferor and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

(h) Adverse Orders. No injunction, writ, restraining order or other order of any nature adversely affects the Transferor’s performance of its obligations under this Agreement or any Operative Document to which the Transferor is a party.

(i) Chief Executive Office; Jurisdiction of Organization. The Transferor’s chief executive office (and the location of the Transferor’s records regarding the Medallion Loans) is located at 437 Madison Avenue, New York, New York 10022. On the Effective Date, the Transferor’s jurisdiction of organization is the State of New York.

(j) Legal Name. The Transferor’s legal name is as set forth in this Agreement; the Transferor has not changed its name since its formation; the Transferor does not have trade names, fictitious names, assumed names or “doing business as” names.

(k) Valid Interest. No transfer of any Medallion Loan or Related Asset by the Transferor to the Transferee constitutes a fraudulent transfer or fraudulent conveyance under the United States Bankruptcy Code or applicable state bankruptcy or insolvency laws or is otherwise void or voidable or subject to subordination under similar laws or principles or for any other reason. The transfer of Medallion Loans and Related Assets by the Transferor to the Transferee under this Agreement constitutes a true and valid assignment and transfer for consideration of such Medallion Loans and Related Assets under applicable state law (and not merely a pledge of such Medallion Loans and Related Assets for security purposes), enforceable against the creditors of the Transferor, and any Medallion Loans and Related Assets so purchased will not constitute property of the Transferor.

(l) Solvency. The Transferor is solvent and will not become insolvent after giving effect to the transactions contemplated hereby; the Transferor is paying its debts as they become due; and the Transferor, after giving effect to the transactions contemplated hereby, will have adequate capital to conduct its business.

(m) Consideration. The Transferor has received fair consideration and reasonably equivalent value in exchange for the sale of Medallion Loans by the Transferor hereunder.

(n) Adverse Agreements. There are no agreements in effect adversely affecting the rights of the Transferee to make, or cause to be made, the grant of the security interest in the Medallion Loans and Related Assets contemplated by the Loan and Security Agreement.

(o) No Default. No Default or Event of Default has occurred and is continuing.

(p) Lock-Box Accounts. The Transferor has not established, and there do not currently exist for the benefit of the Transferor or any of the Transferor’s creditors, any lock-box accounts for the receipt of payments from Obligors in respect of Medallion Loans. All Obligors of Medallion Loans transferred by the Transferor to the Transferee hereunder have been, or upon transfer hereunder will be, instructed by invoice to make payments only to the Transferee or its order and such instructions are or will be in full force and effect at the time of transfer hereunder.

(q) Separate Corporate Existence. The Transferor is entering into the transactions contemplated by this Agreement in reliance on the Transferee’s identity as a separate legal entity from the Transferor and each of its Affiliates other than the Transferee, and acknowledges that the Transferee and the other parties to the Operative Documents to which the Transferee is a party are similarly entering into the transactions contemplated by such other Operative Documents in reliance on the Transferee’s identity as a separate legal entity from the Transferor and each such other Affiliate.

(r) Underwriting and Servicing. Each Medallion Loan was underwritten in accordance with the Underwriting Guidelines and is being serviced in conformity with the Transferor’s standard underwriting, credit, collection, operating and reporting procedures and systems and otherwise in accordance with Accepted Servicing Practices and the Credit and Collection Policy.

(s) Liens. The Transferor has not assigned, pledged or otherwise conveyed or encumbered any Medallion Loan or Related Assets to any other Person, and immediately prior to the sale of any Medallion Loan or Related Assets to the Transferee, the Transferor was the sole owner of such Medallion Loan and Related Assets and had good and marketable title thereto, free and clear of all Liens other than those created hereunder and in favor of the Transferee, except for Permitted Participation Interests and Liens to be released hereunder.

(t) Operative Documents; Transferor Title. The Transferor has delivered to the Transferee true and correct copies of all material agreements between each Obligor, on the one hand, and the applicable Originator, and any assignee thereof, on the other hand. The Transferor is not in default of any of its obligations under any Operative Document in any material respect. At the time of transfer of each Medallion Loan by the Transferor to the Transferee, the Transferor shall be the lawful owner of, and have good title to, such Medallion Loan and Related Assets, free and clear of any Liens (except for Permitted Participation Interests and Liens created hereunder and under the Operative Documents). All such Medallion Loans and Related Assets are transferred to the Transferee without recourse to the Transferor except as described herein, which in any event shall not include any recourse to the Transferor on account of a credit default under a Medallion Loan. The Obligor is not in default of any of its obligations under any Medallion Document in any material respects.

(u) Taxes. The Transferor has filed or caused to be filed all federal, state and local tax returns which are required to be filed by it, and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, other than any taxes or assessments the validity of which are being contested in good faith by appropriate proceedings and with respect to which the Transferor has set aside adequate reserves on its books in accordance with generally accepted accounting principles and which have not given rise to any Liens.

(v) Anti-Terrorism Laws. The Transferor is not, and no Person who owns a controlling interest in or otherwise controls the Transferor is or shall be (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or on any other similar list (collectively, the “Lists”) maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, “OFAC Laws and Regulations”) or (ii) a Person (a “Designated Person”) either (a) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (b) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar Executive Orders (collectively, the “Executive Orders”). The Transferor is not (x) a Person or entity with which the Transferee is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law or (y) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Orders or (z) is affiliated or associated with a Person or entity listed in the preceding clause (x) or clause (y). None of the Transferor, its Affiliates, brokers or other agents acting in any capacity in connection with the transactions contemplated hereunder (I) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Orders or (II) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(w) No Violation of Anti-Money Laundering Laws. Neither the Transferor nor any holder of a direct or indirect interest in the Transferor (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering under 18 U.S.C. §§ 1956 and 1957, drug trafficking, terrorist-related activities or other money laundering predicate crimes, or any violation of the BSA, (ii) has been assessed civil penalties under any Anti-Money Laundering Laws, or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.

ARTICLE V.

GENERAL COVENANTS OF THE TRANSFEROR

SECTION 5.01. Affirmative Covenants of the Transferor. From the date hereof until the later of the Termination Date or the Collection Date, the Transferor will, unless the Transferee shall otherwise consent in writing:

(a) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders with respect to its business and properties or Medallion Loans.

(b) Preservation of Corporate Existence. Observe all corporate procedures required by its charter and by-laws and preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing in each jurisdiction in which failure to so qualify or to obtain such licenses and approvals could have a material adverse effect on (i) the interests of the Transferee hereunder or in Medallion Loans, (ii) the collectibility of any Medallion Loan or (iii) the ability of the Transferor to perform its obligations hereunder or under any other Operative Document to which it is a party.

(c) Inspection of Books and Records. Grant the Transferee and independent accountants appointed by, or other agents of, either of the foregoing, the right, no more frequently than two (2) times during any period of twelve (12) consecutive months or at any time if a Termination Event, or an event that with the giving of notice, the lapse of time or both would constitute a Termination Event, has occurred and is continuing, upon reasonable prior written notice to the Transferor, to visit the Transferor, to discuss the affairs, finances and accounts of the Transferor with, and to be advised as to the same by, its officers, and to examine the books of account and records of the Transferor, and to make or be provided with copies and extracts therefrom, and, upon reasonable notice, to discuss the affairs, finances and accounts of the Transferor with, and to be advised as to the same by, the independent accountants of the Transferor (and by this provision the Transferor authorizes such accountants to discuss such affairs, finances and accounts, whether or not a representative of the Transferor is present, it being understood that nothing contained in this Section 5.01(c) is intended to confer any right to exclude any such representative from such discussions), all at such reasonable times and intervals and to such reasonable extent during regular business hours as the Transferee (or designated representative thereof) or such accountants or agents appointed by any of the foregoing, as applicable, may desire.

(d) Keeping of Records and Books of Account. Keep proper books of record and account, which shall be maintained or caused to be maintained by the Transferor (by itself or through its agents) and shall be separate and apart from those of any Affiliate of the Transferor, in which full and correct entries shall be made of all financial transactions and the assets and business of the Transferor in accordance with generally accepted accounting principles consistently applied.

(e) Location of Records. Keep its principal place of business and chief executive office, and the office where it keeps the books, records and documents regarding Medallion Loans and Related Assets, at the address of the Transferor referred to in Section 9.02 and listed upon Exhibit B or, upon thirty (30) days’ prior written notice to the Transferee, at any other location within the United States with respect to which all applicable action required by Section 6.04 shall have been taken and completed.

(f) Credit and Collection Policies. Comply in all material respects with the Credit and Collection Policy in regard to each Medallion Loan and Related Assets.

(g) Collections. Instruct all Obligors to cause all Collections to be forwarded to the Transferee or to its order and if the Transferor shall receive any Collections, the Transferor shall hold such Collections in trust and remit such Collections to the Transferee or to its order as soon as practicable, but in no event later than one (1) Business Day after receipt thereof.

(h) Segregation of Collections. Take all necessary actions to prevent the deposit of any funds other than Collections in respect of Medallion Loans into the account in which the Transferor holds any Collections it may receive.

(i) Affiliated Loan Sale Agreements. At its expense timely perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Medallion Financial Loan Sale Agreement, the Freshstart Loan Sale Agreement and the Medallion Capital Loan Sale Agreement (each, an “Affiliated Loan Sale Agreement” and collectively, the “Affiliated Loan Sale Agreements”) maintain the Affiliated Loan Sale Agreements in full force and effect, enforce the Affiliated Loan Sale Agreements in accordance with their terms, and make to any party to the Affiliated Loan Sale Agreements such reasonable demands and requests for information and reports or for action as the Transferor is entitled to make thereunder.

(j) Computer Services. Take such action as may be necessary and commercially reasonable (including, without limitation, obtaining any necessary consents from licensors or other Persons) to provide the Servicer and the Custodian with such licenses, sublicenses and/or assignments of contracts as the Servicer or the Custodian shall from time to time require with regard to all services and computer hardware or software that relate to the servicing of Medallion Loans or Related Assets.

(k) Separate Corporate Existence. Take all actions required and within its corporate power and consistent with all applicable rules and laws regarding governance to maintain the Transferee’s status as a separate legal entity, including, without limitation, (i) not holding the Transferee out to third parties as other than an entity with assets and liabilities distinct from the Transferor; (ii) not holding itself out to be responsible for the debts of the Transferee or, other than by reason of owning capital stock of the Transferee, if any, for any decisions or actions relating to the business and affairs of the Transferee; (iii) causing any financial statements consolidated with those of the Transferee to state that the Transferee is a separate corporate entity with its own separate creditors who, in any liquidation of the Transferee, will be entitled to be satisfied out of the Transferee’s assets prior to any value in the Transferee becoming available to the Transferee’s equity holders; (iv) taking such other actions as are necessary on its part to ensure that all corporate procedures required by its charter and the Transferee’s governing documents are duly and validly taken; (v) keeping, with respect to the Transferor, correct and complete records and books of account and corporate minutes; and (vi) not acting in any other matter that could foreseeably mislead others with respect to the Transferee’s separate identity.

(l) ERISA. The Transferor is in compliance with ERISA and has not incurred and does not expect to incur any liabilities (except for premium payments arising in the ordinary course of business) to the Pension Benefit Guaranty Corporation (or any successor thereto) under ERISA.

(m) Sharing of Payments. There is not now, nor will there be at any time in the future, any agreement or understanding between the Transferor and the Transferee (other than as expressly set forth in the Loan Documents) providing for the allocation or sharing of obligations to make payments or otherwise in respect of any taxes, fees, assessments or other governmental charges.

SECTION 5.02. Reporting Requirements of the Transferor. From the date hereof until the later of the Termination Date or the Collection Date, the Transferor will, unless the Transferee shall otherwise consent in writing, furnish to the Transferee:

(a) Notice of Termination Events. Immediately upon the Transferor’s becoming aware of the occurrence of a Termination Event or an event which, with the giving of notice or lapse of time or both, would constitute a Termination Event, (i) the statement of the chief financial officer or chief accounting officer of the Transferor setting forth details of such event and the action which the Transferor proposes to take with respect thereto and (ii) as soon as possible and in any event within five (5) Business Days after the occurrence thereof, notice of any other event, development or information which is reasonably likely to materially adversely affect the condition (financial or otherwise), business, operations, property or prospects of the Transferor or the ability of the Transferor to perform its obligations under this Agreement or any other Operative Document to which it is a party.

(b) Affiliated Loan Sale Agreements. Promptly and in any event within one (1) Business Day after the Transferor’s receipt thereof, copies of all notices, requests, and other documents (excluding regular monthly reports) delivered or received by the Transferor under or in connection with any Affiliated Loan Sale Agreement.

(c) Other Information. Promptly, from time to time, such other information, documents, records or reports respecting Medallion Loans or the conditions or operations, financial or otherwise, of the Transferor (including, without limitation, reports and notices relating to the Transferor’s actions under, and compliance with, ERISA) as the Transferee may from time to time request in order to perform its obligations hereunder or under any other Operative Document to which it is a party or to protect the interests of the Transferee under or as contemplated by this Agreement and the other Operative Documents.

SECTION 5.03. Negative Covenants of the Transferor. From the date hereof until the later of the Termination Date or the Collection Date, the Transferor will not without the written consent of the Transferee:

(a) No Liens. Other than Permitted Participation Interests or pursuant to a conveyance hereunder or as otherwise contemplated herein or any other Operative Document, sell, pledge, assign or transfer to any Person, or grant, create, incur, assume or suffer to exist any Lien on, any Medallion Loan or Related Asset, whether now existing or hereafter created, or any interest therein, and the Transferor shall defend the right, title and interest of the Transferee in and to Medallion Loans and Related Assets, whether now existing or hereafter created, against all claims of third parties claiming through or under the Transferor.

(b) Extension or Amendment of Medallion Loans. Attempt to extend, amend or otherwise modify (or consent or fail to object to any such extension, amendment or modification by any Originator or the Servicer of) the terms of any Medallion Loan, or amend, modify or waive (or consent or fail to object to any such amendment, modification or waiver by any Originator or the Servicer) any payment term or condition of any invoice related thereto if the effect of such amendment, modification or waiver could reasonably be expected to impair the collectibility or delay the payment of any then existing Medallion Loan. The Transferor will not attempt to rescind or cancel, or permit the rescission or cancellation of, any Medallion Loan except as ordered by a court of competent jurisdiction or other Governmental Authority.

(c) Instructions to Obligors. The Transferor will not instruct any Obligor to remit Collections to any Person, address or account other than the Servicer or the Collection Account.

(d) Change in Corporate Name. (i) Make any change to its corporate name or principal place of business or use any trade names, fictitious names, assumed names or “doing business as” names unless, at least thirty (30) days prior to the effective date of any such name change or use or change in principal place of business, the Transferor delivers to the Transferee and the Custodian such financing statements (Forms UCC-1 and UCC-3) executed by the Transferor which the Transferee or the Custodian may reasonably request to reflect such name change or use, together with such other documents and instruments that the Transferee or the Custodian may reasonably request in connection therewith or (ii) change its jurisdiction of incorporation unless the Transferee and the Custodian shall have received from the Transferor (a) written notice of such change at least thirty (30) days prior to the effective date thereof and (b) prior to the effective date thereof, if the Transferee shall so request, an Opinion of Counsel, in form and substance reasonably satisfactory to the Transferee, as to such incorporation and the Transferor’s valid existence and good standing and as to the matters referred to in Section 4.01(g).

(e) Accounting of Purchases. Prepare any financial statements or other statements which shall account for the transactions contemplated hereby in any manner other than the sale and/or contribution, as set forth in Section 2.02 of this Agreement, of Medallion Loans by the Transferor to the Transferee.

(f) Deposits to Lock Box Accounts. Deposit or otherwise credit, or cause to be so deposited or credited, or consent or fail to object to any such deposit or credit, to any account in which it holds Collections cash proceeds other than Collections of Medallion Loans.

(g) Affiliated Loan Sale Agreements. (i) Cancel or terminate any Affiliated Loan Sale Agreement or consent to or accept any cancellation or termination thereof, (ii) amend or otherwise modify any term or condition of any Affiliated Loan Sale Agreement or give any consent, waiver or approval thereunder, (iii) waive any default under or breach of any Affiliated Loan Sale Agreement or (iv) take any other action under any Affiliated Loan Sale Agreement not required by the terms thereof to the extent that it would impair the value of any Medallion Loan or Related Assets or the rights or interests of the Transferor thereunder.

(h) Change in State of Organization. The Transferor will not change its jurisdiction of organization from New York unless it shall have provided the Transferee thirty (30) days’ prior written notice of such change.

ARTICLE VI.

ADMINISTRATION AND COLLECTION

SECTION 6.01. Designation of the Servicer. Consistent with the Transferee’s ownership of Medallion Loans and Related Assets, the Transferor agrees that the Transferee shall have the sole right to service, administer and collect Medallion Loans, to assign such right and to delegate such right to any other Person to the extent permitted under the Loan and Security Agreement. The Transferor hereby acknowledges that the Transferee has appointed the Transferor to be the Servicer with respect to Medallion Loans under the Servicing Agreement, and the Transferor, in its capacity as Servicer, has accepted such appointment. The Transferor shall deliver all Records to the Custodian, with copies to the Servicer, as agent for the Transferee, and the Custodian shall hold all such Records in trust for the Transferee in accordance with its interests.

SECTION 6.02. Rights of the Transferee.

(a) At any time:

(i) the Transferee may notify any or all of the Obligors of Medallion Loans of the Transferee’s ownership interest in Medallion Loans and direct such Obligors, or any of them, that payment of all amounts payable under any Medallion Loans be made directly to the Servicer, the Collection Account or otherwise as the Transferee shall elect;

(ii) the Transferor shall, at the Servicer’s, the Transferee’s or the Custodian’s request and at the Transferor’s expense, give notice of the Transferee’s interest in Medallion Loans to each Obligor and direct that payments be made directly to the Servicer, the Collection Account or otherwise as the Transferee shall elect; and

(iii) the Transferor shall, at the Servicer’s, the Transferee’s or the Custodian’s request, assemble all Records which the Transferee reasonably believes are necessary or appropriate for the administration and enforcement of Medallion Loans, and shall make the same available to the Transferee at a place selected by the Transferee or its designee.

(b) The Transferor hereby authorizes the Transferee and the Servicer at any time to take any and all steps in the Transferor’s name and on behalf of the Transferor necessary or desirable, in the determination of the Transferee and/or the Servicer, to collect all amounts due under any and all Medallion Loans, including, without limitation, endorsing the Transferor’s name on checks and other instruments representing Collections and enforcing such Medallion Loans.

SECTION 6.03. Responsibilities of the Transferor. Anything herein to the contrary notwithstanding, the Transferor represents that none of its obligations under the Loan Documents related to Medallion Loans remains unperformed and that in any event, the exercise by the Transferee of its rights hereunder shall not relieve the Transferor from such obligations if they do exist.

SECTION 6.04. Maintenance of Perfection.

(a) The Transferor agrees to take all actions, including conducting lien searches and filing UCC continuation statements, necessary or desirable to ensure that the Liens arising pursuant to the Loan Documents and securing repayment of any Obligor’s indebtedness evidenced by an Obligor Note, at the time of conveyance of the related Medallion Loan to the Transferee hereunder, will be perfected (with the first level of priority) security interests (except as otherwise approved by Transferee) in all applicable jurisdictions. To the extent that any Obligor Note with respect to a Medallion Loan or any other “instrument” (as defined in the UCC of the jurisdiction the law of which governs the perfection of the interest in such Medallion Loan created hereunder) evidencing such Medallion Loan comes into the possession of the Transferor, the Transferor agrees that it will promptly deliver such item to the Custodian, duly endorsed in favor of the Transferee or in blank at the Transferee’s direction on or before the applicable Purchase hereunder.

(b) The Transferor agrees from time to time, at the Transferor’s expense, promptly to execute and deliver, or cause to be executed and delivered, all further instruments and documents, and take all further action (including the making, or causing to be made, of notations on the records of the Transferor or the Servicer) necessary or desirable or that the Transferee, the Servicer, the Administrative Agent or the Custodian may reasonably request in order to perfect, maintain perfected, protect or more fully evidence any Purchase by the Transferee hereunder, or to enable the Transferee, the Custodian or the Administrative Agent to exercise or enforce any of their respective rights hereunder or under any other Operative Document.

(c) To the fullest extent permitted by applicable law, the Transferor hereby grants to the Servicer, the Custodian and the Transferee, an irrevocable power of attorney, with full power of substitution, coupled with an interest, to sign and file in the name of the Transferor, or in its own name, such financing statements and continuation statements and amendments thereto or assignments thereof as the Transferee deems necessary to protect or perfect the Transferee’s rights in Medallion Loans.

(d) Without limiting the generality of the foregoing, the Transferor will upon the request of the Servicer, the Custodian or the Transferee: (i) execute and file, or cause the applicable Originator to execute and file, such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate or as the Servicer, the Custodian or the Transferee may request and (ii) mark, or seek to cause the applicable Originator to mark, its master data processing records evidencing such Medallion Loans and related Loan Documents, as the Servicer, the Custodian or the Transferee may request. The Transferor, for itself and on behalf of the Originators, hereby authorizes the Servicer, the Custodian or the Transferee to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any Medallion Loans and Related Assets now existing or hereafter arising without the signature of the Transferor or any Originator, as applicable, where permitted by law. A carbon, photographic or other reproduction of this Agreement or any of the Affiliated Loan Sale Agreements, as applicable, or of any financing statement covering Medallion Loans, Financial Medallion Loans, Freshstart Medallion Loans or Capital Medallion Loans or any part thereof, shall be sufficient as a financing statement.

(e) If the Transferor fails to perform any of its agreements or obligations under this Agreement, the Transferee, the Custodian or the Servicer may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Transferee, the Custodian or the Servicer incurred in connection therewith shall be payable by the Transferor upon the Transferee’s, the Custodian’s or the Servicer’s demand therefore.

(f) At the expense of the Transferor, the Transferee shall take, in respect of any Ineligible Medallion Loan reacquired by the Transferor pursuant to Section 8.02 hereof, all such actions reasonably requested by the Transferor that are otherwise to be performed by the Transferor pursuant to Section 6.04(a) through (d).

ARTICLE VII.

TERMINATION EVENTS

SECTION 7.01. Termination Events. If any of the following events (each, a “Termination Event”) shall occur:

(a) The Transferor shall fail to make any payment, transfer or deposit to be made by it hereunder when due; or

(b) Any representation or warranty made or deemed to be made by the Transferor (or any of its officers) under or in connection with this Agreement or other information or certificate delivered pursuant to this Agreement or any other Operative Document shall prove to have been false or incorrect in any material respect when made or deemed to have been made, provided that such breach shall not give rise to a Termination Event if the affected Medallion Loans are retransferred by the Transferor or the Servicer pursuant to Section 8.02 of this Agreement or if it does not have a Material Adverse Effect; or

(c) The Transferor shall fail to perform or duly observe any other material term, covenant or agreement contained in this Agreement or any other Operative Document to which it is a party, which failure continues unremedied for fifteen (15) Business Days after the earlier of (i) the date on which the Transferor knew or should have known of such failure and (ii) the date on which written notice of such failure shall have been given to the Transferor; or

(d) Any Purchase by the Transferee shall for any reason cease to create a valid sale, transfer and assignment of all of the Transferor’s right, title and interest in and to such Medallion Loans and Related Assets, or cease to create a valid and perfected first priority “security interest” (as defined in the UCC of the jurisdiction the law of which governs the perfection of the interest in Medallion Loans purchased hereunder) in each Medallion Loan and Related Assets with respect thereto; provided, however, if any such failure relates to a Medallion Loan which is retransferred to the Transferor pursuant to Section 8.02 hereof, then such failure shall not give rise to a Termination Event under this subsection (d); or

(e) The Transferor shall have suffered any material adverse change to its financial condition or operations which could be reasonably expected to materially adversely affect the collectibility of the Medallion Loans or the ability of the Transferor to conduct its business or perform its obligations hereunder; or

(f) The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any of the assets of the Transferor or any of its Affiliates and such lien shall not have been released within five (5) Business Days or the Pension Benefit Guaranty Corporation shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Transferor or any of its Affiliates and such lien shall not have been released within five (5) Business Days; or

(g) The Transferor’s activities shall have been terminated in whole or in part for any reason by (i) any Taxi Commission or any regulatory body and such termination has a Material Adverse Effect or (ii) the New York City Taxi Commission;

then, and in any such event, the Transferee may immediately, by notice to the Transferor, declare the Termination Date to have occurred. Upon any such declaration, the Transferee shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of all applicable jurisdictions and other applicable laws, which rights shall be cumulative.

ARTICLE VIII.

INDEMNIFICATION

SECTION 8.01. Indemnities by the Transferor. Without limiting any other rights which the Transferee or any Secured Party may have hereunder or under applicable law, the Transferor hereby agrees to indemnify the Transferee and, from and after the time of any pledge or assignment hereof by the Transferee to the Administrative Agent for the benefit of the Secured Parties under the Loan and Security Agreement, each Secured Party (each, an “Indemnified Party”) from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by an Indemnified Party arising out of or as a result of the following, excluding, however, (a) Indemnified Amounts to the extent resulting from gross negligence, bad faith, willful misconduct (including breach of covenant or representation) or the reckless disregard of its own duties on the part of the Transferee or any Secured Party, as the case may be, or (b) recourse for uncollectible Medallion Loans:

(i) reliance on any representation or warranty made or deemed made by the Transferor or any of its Affiliates (or any of their respective officers) under or in connection with this Agreement or any other Operative Document or any other information or report delivered by the Transferor pursuant this Agreement or any other Operative Document (including, without limitation, any representation with respect to a Loan’s classification by the Transferor as an Eligible Medallion Loan), which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(ii) the failure by the Transferor to comply with any term, provision or covenant contained in this Agreement, or with any applicable law, rule or regulation (including tax laws, rules or regulations) with respect to any Medallion Loan or the related Loan Documents or any Affiliated Loan Sale Agreement with which compliance is required of the Transferor, or the nonconformity of any Medallion Loan or the related Loan Documents or any Affiliated Loan Sale Agreement with any such applicable law, rule or regulation;

(iii) the failure to vest and maintain vested in the Transferee or to transfer to the Transferee, legal and equitable title to and ownership of, or security interest in, any Medallion Loans together with all Related Assets, free and clear of any Lien (except for Permitted Participation Interests and as permitted hereunder) whether existing at the time of any Purchase or at any time thereafter;

(iv) the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of all applicable jurisdictions or other applicable laws or the failure to make other filings with respect to any Medallion Loans, whether at the time of any Purchase or at any subsequent time, but in all events as may be required of the Transferor hereunder;

(v) the failure of the Transferor or any of its agents and representatives to remit to the Servicer or the Collection Account Collections of Medallion Loans remitted to the Transferor or such agent or representative;

(vi) the failure by the Transferor to be duly qualified to do business, to be in good standing or to have filed appropriate fictitious or assumed name registration documents in any jurisdiction, where such qualification may be required by applicable law; and

(vii) the commingling by the Transferor of Collections of Medallion Loans at any time with other funds.

An Indemnified Party shall promptly notify the Transferor of any claim as to which it seeks indemnification. If any suit, action, claim or proceeding which might result in indemnification under this Section 8.01 is brought against an Indemnified Party, the Indemnified Party shall, if a claim in respect thereof is to be made against the Transferor hereunder, notify the Transferor in writing of the commencement thereof. The Transferor may participate in and assume the defense of any such suit, action, claim, proceeding or investigation at its expense, and no settlement thereof shall be made without the approval of the Transferor and the Indemnified Party. The approval of the Transferor and the Indemnified Party will not be unreasonably withheld or delayed; provided, however, that (i) the Transferor shall agree that any judgment, settlement or other amounts payable as a result of such suit, action, claim, or proceeding shall be subject to indemnification by the Transferor pursuant to this Section 8.01; (ii) the Transferor must keep the Indemnified Party apprised of the progress of any such suit, action, claim or proceeding; and (iii) if the Indemnified Party reasonably believes that its failure to participate will adversely affect its interests or that there is a conflict of interest which makes it inadvisable for the Transferor’s attorney to represent such party, it shall notify the Transferor of such conclusion in writing and may, at its election, participate in such suit, action, claim or proceeding (the legal fees incurred by the Indemnified Party as a result of such participation to be reimbursed by the Transferor). Any amounts subject to the indemnification provisions of this Section 8.01 shall be paid by the Transferor to the Indemnified Party within two (2) Business Days following the Indemnified Party’s demand.

The agreement contained in this Section 8.01 shall survive the collection of all Medallion Loans, the termination of this Agreement and the payment of all amounts otherwise payable hereunder.

SECTION 8.02. Retransfer of Medallion Loans. The following rights are in addition to and not in limitation of any other rights or remedies that the Transferee may have hereunder.

(a) If, with respect to any Medallion Loan, such Medallion Loan did not constitute an Eligible Medallion Loan on the date of transfer to the Transferee hereunder (such Medallion Loan being referred to as an “Ineligible Medallion Loan”), and thus, the Transferor shall have breached the representation and warranty contained in Section 4.01(a), then the Transferor shall, on the next succeeding Weekly Settlement Date, upon the Transferee’s demand, accept a retransfer of such Ineligible Medallion Loan for the retransfer price specified in subsection (b) of this Section 8.02.

(b) In the case of a retransfer by the Transferee to the Transferor of a Medallion Loan pursuant to this Section 8.02, the Transferor shall, on the Weekly Settlement Date coinciding with such retransfer, pay to the Transferee an amount equal to the Outstanding Balance of such Medallion Loan as of such Weekly Settlement Date plus accrued but unpaid interest thereon. The proceeds of any such retransfer or purchase shall be deemed to be Collections of such Medallion Loan received by the Transferor. Any such retransfer shall be made without recourse or warranty, express or implied.

ARTICLE IX.

MISCELLANEOUS

SECTION 9.01. Amendments and Waivers. Notwithstanding anything to the contrary in the Agreement, no term or condition of this Agreement shall be amended, modified, waived or terminated without the prior written consent of the Transferee, the Transferor and the Administrative Agent.

SECTION 9.02. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and mailed, transmitted or delivered, as to each party hereto, at its address set forth under its name below or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective upon receipt, or in the case of delivery by mail, three (3) Business Days after being deposited in the mails, postage prepaid, or in the case of notice by facsimile copy, when verbal confirmation of receipt is obtained, in each case addressed as aforesaid.

The Transferee:

Taxi Medallion Loan Trust II c/o Medallion Financial Corp.
437 Madison Avenue
New York, New York 10022
Attention: President
Facsimile No.: (212) 328-2121
Telephone No.: (212) 328-2100

The Transferor:

Medallion Funding Corp.
437 Madison Avenue
New York, New York 10022
Attention: President
Facsimile No.: (212) 328-2121
Telephone No.: (212) 328-2100

The Servicer:

Medallion Funding Corp.
437 Madison Avenue
New York, New York 10022
Attention: President
Facsimile No.: (212) 328-2121
Telephone No.: (212) 328-2100

The Custodian:

Wells Fargo Bank, National Association
Sixth and Marquette Avenue
MAC N9311-161
Minneapolis, Minnesota 55479
Attention: Corporate Trust Services/Asset-Backed Administration
Facsimile No.: (612) 667-3539
Telephone No.: (612) 667-8058

The Administrative Agent:

Citicorp North America, Inc.
Global Securitized Markets
Citigroup Global Markets Inc.
388 Greenwich Street, 19th Floor
New York, NY 10013
Attention: Kim Conyngham
Facsimile No.: (212) 816-0270
Telephone No.: (212) 816-0456

SECTION 9.03. No Waiver; Remedies. No failure on the part of the Transferee to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Binding Effect; Assignability; Survival.

(a) This Agreement shall be binding upon the Transferor, the Transferee and their respective successors and permitted assigns and shall inure to the benefit of the Transferor, the Transferee, and their respective successors and permitted assigns. Except as provided in Section 9.04(b), neither the Transferor nor the Transferee may assign any of its rights and obligations hereunder or any interest herein without the prior written consent of the other party hereto and of the Administrative Agent. The Transferor further agrees to send to the Custodian copies of all notices and reports required to be delivered to the Transferee hereunder. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Collection Date; provided, however, that the indemnification and payment provisions of Article VIII and Section 9.06 shall be continuing and shall survive any termination or assignment of this Agreement.

(b) The Transferor acknowledges that the Transferee will assign to the Administrative Agent for the benefit of the Secured Parties (pursuant to the Loan and Security Agreement) all of its rights, remedies, powers and privileges hereunder (including, without limitation, Section 8.01 hereof). The Transferor agrees that the Administrative Agent, as the assignee of the Transferee, shall, subject to the terms of the Loan and Security Agreement and the other Operative Documents, have the right to enforce this Agreement and to exercise directly all of the Transferee’s rights and remedies under this Agreement, and the Transferor agrees to cooperate fully with the Administrative Agent in the exercise of such rights and remedies.

SECTION 9.05. Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other covenants, agreements, provisions or terms of this Agreement.

SECTION 9.06. Costs, Expenses and Taxes.

(a) Each party hereto agrees to pay its own (i) costs and expenses in connection with the preparation, execution, delivery and administration (including periodic auditing by the Transferee or its agents or representatives) of this Agreement, the Loan and Security Agreement and the other Operative Documents, including, without limitation, the reasonable fees and reasonable out of pocket expenses of counsel, and (ii) all costs and expenses, if any (including reasonable counsel fees and expenses), in connection with the enforcement of this Agreement and the other Operative Documents.

(b) The Transferor shall pay any and all stamp, sales, excise and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, Medallion Loans or the other agreements and documents to be delivered hereunder; provided, however, that the Transferor shall not be responsible for any such payments for which (i) Medallion Financial is responsible under the Medallion Financial Loan Sale Agreement, (ii) Freshstart is responsible under the Freshstart Loan Sale Agreement and (iii) Medallion Capital is responsible under the Medallion Capital Loan Sale Agreement.

SECTION 9.07. Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b) Jurisdiction. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT LOCATED WITHIN THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL

COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. WITH RESPECT TO THE FOREGOING CONSENT TO JURISDICTION, EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.

(c) Consent to Service of Process. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO SUCH PERSON AT THE ADDRESS SET FORTH ON THE SIGNATURE PAGE HEREOF AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN DEPOSITED IN THE U.S. MAILS, POSTAGE PREPAID.

(d) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT. INSTEAD, ANY DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

NOTHING IN THIS SECTION 9.07 SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF ANY PARTY HERETO TO BRING ANY ACTION OR PROCEEDING AGAINST ANY PARTY HERETO OR ITS RESPECTIVE PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

SECTION 9.08. No Proceedings. The Transferor hereby agrees that it will not institute any proceeding of the type referred to in clause (ii) of the definition of Insolvency Event against the Transferee so long as any indebtedness issued by the Transferee shall be outstanding or there shall not have elapsed one (1) year plus one (1) day after the last day on which any such indebtedness of the Transferee shall have been outstanding.

SECTION 9.09. Further Assurances. The Transferor agrees to do and perform, from time to time, any and all acts and to execute any and all further instruments and documents required or reasonably requested by the Transferee to more fully effect the purposes of this Agreement, including, without limitation, the execution of any appropriate financing statements or continuation statements relating to Medallion Loans for filing under the provisions of the UCC of any applicable jurisdiction.

SECTION 9.10. Counterparts. This Agreement may be executed in two or more counterparts and by different parties on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

SECTION 9.11. Merger and Integration. Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement. This Agreement may not be modified, amended, waived or supplemented except as provided herein.

SECTION 9.12. Headings. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TRANSFEROR:
MEDALLION FUNDING CORP.

By:	/s/ Michael J. Kowalsky
Name:	Michael J. Kowalsky
Title:	President

By:	/s/ Alvin Murstein
Name:	Alvin Murstein
Title:	Chief Executive Officer

TRANSFEREE:
TAXI MEDALLION LOAN TRUST II

By:	/s/ Andrew M. Murstein
Name:	Andrew M. Murstein
Title:	President

By:	/s/ Alvin Murstein
Name:	Alvin Murstein
Title:	Vice President

MEDALLION LOAN SALE AND CONTRIBUTION AGREEMENT